                                  EXHIBIT 11

                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


                                                Three Months Ended                   Six Months Ended
                                                     June 30,                            June 30,
                                              1996                1995              1996             1995
                                              ----                ----              ----             ----
PRIMARY EARNINGS PER
  SHARE NET LOSS                           $ (971,000)        $(1,303,000)      $(1,356,000)     $(1,935,000)
                                           ----------         -----------       -----------      -----------
  Weighted average number
    of shares outstanding                   3,692,850           3,679,107         3,690,677        3,678,891

  Add shares issuable from
    the assumed exercise
    of options or
    conversion of
    preferred stock                             *                    *                *                *
                                           ----------         -----------       -----------      -----------
  Weighted average number
    of shares outstanding,
    as adjusted                             3,692,850           3,679,107         3,690,677        3,678,891
                                           ----------         -----------       -----------      -----------
LOSS PER COMMON SHARE                      $    (0.26)        $     (0.35)      $     (0.37)     $     (0.53)
                                           ==========         ===========       ===========      ===========

*Effect on loss per share is antidilutive

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